CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Pre-Effective Amendment No. 1 to Registration Statement of BlackRock Preferred and Equity Advantage Trust on Form N-2 (Securities Act Registration No. 333-140010) of our report dated December 19, 2006, relating to the financial statements of BlackRock Preferred and Equity Advantage Trust as of November 21, 2006 and for the period from October 26, 2006 (date of inception) to November 21, 2006 appearing in the Statement of Additional Information, which is a part of this Registration Statement.

We also consent to the reference to us under the heading ‘‘Experts’’ in the Prospecus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
March 2, 2007